Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Warren Resources, Inc.:

We consent to the incorporation by reference in the Registration Statements of Warren Resources, Inc. on Form S-3 (File No. 333-186625) and on Form S-8 (File Nos. 333-125277 and 333-169447) of our report dated April 28, 2014, with respect to the consolidated balance sheets of Citrus Energy Corporation as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in equity, and cash flows for each of the three years ended December 31, 2013, 2012 and 2011, and the related notes to the consolidated financial statements, which report appears in Exhibit 99.3 to the Current Report on Form 8-K of the Company dated as of August 12, 2014.

/s/ Richey May & Co.
Richey May & Co.

Englewood, Colorado

September 18, 2014